NASDAQ: NSIT

Insight Enterprises, Inc. Announces Sale of Its Subsidiary,
Direct Alliance Corporation
Sale Allows Insight to Focus Resources on “Core” Business

TEMPE, Ariz. – June 15, 2006 – Insight Enterprises, Inc. (Nasdaq: NSIT) (“Insight” or the “Company”) today announced that it has signed a definitive agreement (the “Agreement”) to sell its wholly-owned subsidiary, Direct Alliance Corporation, to TeleTech Holdings, Inc. (Nasdaq: TTEC) (“TeleTech”), a leading global business process outsourcing (BPO) provider. The transaction is expected to close on or about June 30, 2006.

Under the Agreement, TeleTech will purchase 100% of the outstanding stock of Direct Alliance for $46.5 million, subject to a specified level of working capital for Direct Alliance at closing. The purchase price does not include real estate and intercompany receivables, which have an estimated fair value between $45.0 million and $50.0 million and will be distributed to the Company immediately prior to closing. In addition to payment of the purchase price, TeleTech will be obligated under the Agreement to make a one-time bonus payment to the Company if Direct Alliance achieves certain gross profit levels for the year ending December 31, 2006 (“Earn Out”). Additionally, TeleTech will be entitled to a claw back of the purchase price of up to $5.0 million under certain circumstances.

The Company will pay to the holders of the 2,022,500 exercised Direct Alliance stock options an amount equal to approximately 6.3% of the purchase price plus the fair value of the real estate and intercompany receivables distributed to the Company, less the $1.42 per share exercise price of the stock options. Additional payments to option holders may be made if the Company receives any additional proceeds as a result of the Earn Out or if the claw back is not triggered.

Direct Alliance creates custom business process outsourcing solutions for clients who sell their products either directly or through channel sales partners. Utilizing its proprietary technology, infrastructure and processes, Direct Alliance manages analytics, direct marketing, sales, financial services, logistics and supply chain management for its clients. These services enable manufacturers of brand-name products to sell directly to customers and support existing indirect sales channels in a cost-effective and timely manner. Direct Alliance represented approximately 2% and 11% of the Company’s consolidated net sales and earnings from operations, respectively, in 2005.

“We are extremely proud of what Direct Alliance has accomplished since its formation in 1993 and are very appreciative to the Direct Alliance employees for their hard work and commitment over the years as a part of Insight’s successful history. As we look toward Insight’s future, we have concluded that business process outsourcing is not a core element of our growth strategy. Therefore, we are very pleased to find a company like TeleTech that is interested in leading Direct Alliance’s business into the next phase of growth,” said Rich Fennessy, President and Chief Executive Officer, Insight Enterprises. “As a result of this divestiture, Insight will be able to focus more of our time and resources, and use the proceeds, to continue to grow our business and capabilities.”

Forwarding-Looking Information

Certain statements in this release about the future of Direct Alliance and growing our core Insight business are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statement. Some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements include, but are not limited to, the following:

•	changes in the information technology industry and/or the economic environment;

•	our reliance on suppliers for product availability, marketing funds, purchasing incentives and competitive products to sell;

•	disruptions in our information technology and voice and data networks;

•	actions of our competitors, including manufacturers of products we sell;

•	Direct Alliance’s reliance on a limited number of outsourcing clients;

•	our failure to comply with the terms and conditions of our public sector contracts;

•	the risks associated with international operations;

•	our dependence on key personnel;

•	our integration and operation of future acquired businesses;

•	rapid changes in product standards;

•	our ability to renew or replace short-term financing facilities;

•	intellectual property infringement claims; and

•	risks that are otherwise described from time to time in our Securities and Exchange Commission reports, including but not limited to the items discussed in “Factors that Could Affect Future Results” set forth in “Risk Factors” in Item 1A of our Annual Report on Form 10-Q for the quarter ended March 31, 2006 as filed with the Securities and Exchange Commission.

We assume no obligation to update, and do not intend to update, any forward-looking statements.

About Insight Enterprises, Inc.

Insight Enterprises, Inc. is a leading provider of information technology (“IT”) products and services to businesses in the United States, Canada and the United Kingdom. The Company has approximately 4,000 teammates worldwide and generated sales of $3.3 billion for its most recent fiscal year, which ended December 31, 2005. Insight Enterprises, Inc. is ranked number 570 on Fortune Magazine’s 2006 ‘Fortune 1000’ list. For more information about Insight Enterprises, Inc., call (480) 902-1001 in the United States or visit www.insight.com.

Contacts:	Stanley Laybourne		Karen McGinnis
	Chief Financial Officer,	Senior Vice President-
	Secretary and Treasurer	Finance
	Tel. 480-350-1142		Tel. 480-333-3074
	Email slaybour@insight.com		Email kmcginni@insight.com